Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-25277, 333-40307, 333-32318, 333-41348, 333-53776, 333-57378, 333-73982, 333-100837, 333-109627, 333-113200, 333-119640 and 333-125448 on Form S-8 of our reports relating to the financial statements and financial statement schedule of Network Appliance, Inc. and management’s report on the effectiveness of internal control over financial reporting dated July 7, 2005, appearing in this Annual Report on Form 10-K of Network Appliance, Inc. for the year ended April 30, 2005.

/s/ Deloitte & Touche LLP

San Jose, California
July 7, 2005